                                                                      EXHIBIT 21


                       SUBSIDIARIES OF UNOCAL CORPORATION





                                            Organized
                                              under
Name of Company                              law of
---------------                             ---------


Union Oil Company of California, dba       California
 "UNOCAL"

 Philippine Geothermal, Incorporated       California

 Unocal International Corporation          Nevada

   Unocal Canada Limited                   Alberta

   Unocal Indonesia, Limited               Bermuda

   Unocal Netherlands B.V.                 Netherlands

   Unocal Thailand, Limited                Bermuda

  The indented companies are subsidiaries of Union Oil Company of California. The names of 147 subsidiaries are omitted inasmuch as such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.